Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
Lexington Strategic Asset Corp.:
We consent to the use of our report dated March 9, 2006, with respect to the consolidated balance sheet of Lexington Strategic Asset Corp. and subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the period from August 24, 2005 (date of inception) to December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
New York, New York
April 20, 2006